Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated January 21, 2025 relating to the financial statements of Progress Software Corporation and the effectiveness of Progress Software Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Progress Software Corporation for the year ended November 30, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 31, 2025